Private & Confidential

Dated 1 March 2012

SUPPLEMENTAL AGREEMENT

relating to a

loan of (originally) US$40,000,000

to

ARTFUL SHIPHOLDING S.A.

and

LONGEVITY MARITIME LIMITED

provided by

DVB BANK SE

Contents

Clause		Page

1	Definitions	1

2	Agreement of the Bank	4

3	Amendments to the Existing Documents	4

4	Representations and warranties	7

5	Conditions	8

6	Relevant Parties’ Confirmation	8

7	Expenses	9

8	Miscellaneous and notices	9

9	Applicable law	10

Schedule 1 Documents and evidence required as conditions precedent	12

THIS SUPPLEMENTAL AGREEMENT is dated on 1 March 2012 and made BETWEEN:

(1)	ARTFUL SHIPHOLDINGS S.A., a corporation incorporated in the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Artful Borrower”);

(2)	LONGEVITY MARITIME LIMITED, a company incorporated in the Republic of Malta with its registered office at 18/2 South Street, Valetta, VL T 1102, Republic of Malta (the “Longevity Borrower”; and together with the Artful Borrower, the “Borrowers”);

(3)	GLOBUS MARITIME LIMITED, a corporation incorporated in the Republic of the Marshall Islands, with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Corporate Guarantor”);

(4)	GLOBUS SHIPMANAGEMENT CORP., a corporation incorporated in the Republic of the Marshall Islands, with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Manager”); and

(5)	DVB BANK SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting for the purposes of this Agreement through its office at Platz der Republik 6, 0-60325 Frankfurt am Main, Federal Republic of Germany (the “Bank”).

WHEREAS:

(A)	this Agreement is supplemental to:

(a)	a facility agreement dated 20 June 2011 (the “Original Agreement”) made between (1) the Borrowers as joint and several borrowers and (2) the Bank as lender, as amended and supplemented by a supplemental letter dated 16 November 2011 (the “Supplemental Letter”; and together with the Original Agreement, the “Principal Agreement”) whereby the Bank agreed (inter alia) to make available to the Borrowers, upon the terms and conditions therein contained, a loan of up to $40,000,000; and

(b)	a corporate guarantee dated 20 June 2011 (the “Principal Corporate Guarantee”) executed by the Corporate Guarantor in favour of the Bank;

(B)	the Borrowers have requested that the Bank provides its consent to (ii) the change of account where each Borrower shall maintain a minimum cash balance of at least $500,000 pursuant to clause 8.1.16 of the Principal Agreement and (ii) the opening of an account by each Borrower with the Bank; and

(C)	this Agreement sets out the terms and conditions upon which the Bank shall, at the request of the Borrowers, provide its consent to the said changes.

NOW IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

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1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Artful Minimum Liquidity Account” means a Dollar account of the Artful Borrower opened or (as the context may require) to be opened by the Artful Borrower with the Bank with account number 2910051048 and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Artful Minimum Liquidity Account for the purposes of this Agreement;

“Artful Minimum Liquidity Account Pledge” means the first priority account pledge executed or (as the context may require) to be executed by the Artful Borrower in favour of the Bank in respect of the Artful Minimum Liquidity Account in such form as the Bank may require in its sole discretion;

“Corporate Guarantee” means the Principal Corporate Guarantee as amended and supplemented by this Agreement;

“Effective Date” means the date, no later than 9 March 2012, on which the Bank has received the documents and evidence specified in clause 5 and schedule 1 in a form and substance satisfactory to it;

“Existing Documents” means, together, the Principal Agreement and the Principal Corporate Guarantee and “Existing Document” means either of them;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Loan Agreement” means the Principal Agreement as amended and supplemented by this Agreement;

“Longevity Minimum Liquidity Account” means a Dollar account of the Longevity Borrower opened or (as the context may require) to be opened by the Longevity Borrower with the Bank with account number 2910051064 and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Longevity Minimum Liquidity Account for the purposes of this Agreement;

“Longevity Minimum Liquidity Account Pledge” means the first priority account pledge executed or (as the context may require) to be executed by the Longevity Borrower in favour of the Bank in respect of the Longevity Minimum Liquidity Account in such form as the Bank may require in its sole discretion;

“Minimum Liquidity Account” means:

(a)	in relation to the Artful Borrower, the Artful Minimum Liquidity Account; or

(b)	in relation to the Longevity Borrower, the Longevity Minimum Liquidity Account,

and “Minimum Liquidity Accounts” means, together, both of them;

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“Minimum Liquidity Account Pledges” means:

(a)	in relation to the Artful Minimum Liquidity Account, the Artful Minimum Liquidity Account Pledge; or

(b)	in relation to the Longevity Minimum Liquidity Account, the Longevity Minimum Liquidity Account Pledge,

and “Minimum Liquidity Account Pledges” means, together, both of them;

“Relevant Documents” means this Agreement and the Minimum Liquidity Account Pledges; and

“Relevant Parties” means, together, the Borrowers, the Manager and the Corporate Guarantor.

1.3	Existing Documents

References in:

(i)	the Principal Agreement to “this Agreement”; and

(ii)	the Principal Corporate Guarantee to “this Guarantee”,

shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement and the Principal Corporate Guarantee, respectively, as amended by this Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Principal Agreement and/or the Principal Corporate Guarantee shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.5.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement includes its schedules;

1.5.2	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.5.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.5.4	words importing the plural shall include the singular and vice versa;

1.5.5	references to a time of day are to London time;

1.5.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

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1.5.7	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.5.8	references to any enactment shall be deemed to include references to such enactment as reenacted, amended or extended.

2	Agreement of the Bank

The Bank, relying upon the representations and warranties on the part of the Relevant Parties contained in clause 4 and subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before [—] 2012 of the conditions contained in clause 5 and schedule 1, agrees to the amendments to the Existing Documents on the terms set out in clause 3 and consents to each Borrower transferring at least $500,000 from its Operating Account to the relevant Minimum Liquidity Account.

3	Amendments to the Existing Documents

3.1	Amendments to the Principal Agreement

The Principal Agreement shall, with effect on and from the Effective Date, be (and is hereby) amended in accordance with the following provisions (and the Principal Agreement (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended):

3.1.1	by inserting in clause 1.2 of the Principal Agreement the following new definitions of “Account Pledges”, “Accounts”, “Artful Minimum Liquidity Account”, “Artful Minimum Liquidity Account Pledge”, “Longevity Minimum Liquidity Account”, “Longevity Minimum Liquidity Account Pledge”, “Minimum Liquidity Account”, “Minimum Liquidity Account Pledge”, “Supplemental Agreement” and “Supplemental Letter” in the correct alphabetical order:

““Account Pledges” means, together, the Operating Account Pledges and the Minimum Liquidity Account Pledges and “Account Pledge” means each one of them;

“Accounts” means, together, the Operating Accounts and the Minimum Liquidity Accounts and “Account” means each one of them;

“Artful Minimum Liquidity Account” means a Dollar account of the Artful Borrower opened or (as the context may require) to be opened by the Artful Borrower with the Bank with account number 2910051048 and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Artful Minimum Liquidity Account for the purposes of this Agreement;

“Artful Minimum Liquidity Account Pledge” means the first priority account pledge executed or (as the context may require) to be executed by the Artful Borrower in favour of the Bank in respect of the Artful Minimum Liquidity Account in such form as the Bank may require in its sole discretion;

“Longevity Minimum Liquidity Account” means a Dollar account of the Longevity Borrower opened or (as the context may require) to be opened by the Longevity Borrower with the Bank with account number 2910051064 and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Longevity Minimum Liquidity Account for the purposes of this Agreement;

“Longevity Minimum Liquidity Account Pledge” means the first priority account pledge executed or (as the context may require) to be executed by the Longevity Borrower in favour of the Bank in respect of the Longevity Minimum Liquidity Account in such form as the Bank may require in its sole discretion;

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“Minimum Liquidity Account” means:

(a)	in relation to the Artful Ship and/or the Artful Borrower, the Artful Minimum Liquidity Account; or

(b)	in relation to the Longevity Ship and/or the Longevity Borrower, the Longevity Minimum Liquidity Account,

and “Minimum Liquidity Accounts” means, together, both of them;

“Minimum Liquidity Account Pledge” means:

(c)	in relation to the Artful Minimum Liquidity Account, the Artful Minimum Liquidity Account Pledge; or

(d)	in relation to the Longevity Minimum Liquidity Account, the Longevity Minimum Liquidity Account Pledge,

and “Minimum Liquidity Account Pledges” means, together, both of them;

“Supplemental Agreement” means the supplemental agreement dated 1 March 2012 made between the Borrowers, the Manager, the Corporate Guarantor and the Bank supplemental to this Agreement;

“Supplemental Letter” means the supplemental letter dated 16 November 2011 issued by the Bank and addressed to the Borrowers supplemental to this Agreement;”;

3.1.2	by amending the words “Operating Account Pledges” to read “Account Pledges” and by inserting the words “, the Supplemental Letter, the Supplemental Agreement” after the words “any Charter Assignment” in the third line of the definition of “Security Documents” in clause 1.2 of the Principal Agreement; and

3.1.3	by deleting clause 7.1.7 of the Principal Agreement and by inserting in its place the following new clause 7.1.7:

"7.1.7	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages, the Operating Account Pledges and the Minimum Liquidity Account Pledges), the choice of (i) the law of the relevant Flag State to govern each Mortgage, (ii) Greek law to govern the Operating Account Pledges and (iii) German law to govern the Minimum Liquidity Account Pledges, and the submissions by the Security Parties to the non- exclusive jurisdiction of the English courts, are valid and binding;”;

3.1.4	by deleting clause 8.1.16 of the Principal Agreement and by inserting in its place the following new clause 8.1.16:

“maintain at all times:

(a)	from the date of this Agreement and until the Effective Date (as such term is defined in the Supplemental Agreement), in its Operating Account a cash balance of at least $500,000; and

(b)	after the Effective Date (as such term is defined in the Supplemental Agreement), in its Minimum Liquidity Account, a cash balance of at least $500,000; and”;

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3.1.5	by deleting clause 10.1.27 of the Principal Agreement and by inserting in its place the following new clause 10.1.27:

“10.1.27	Accounts: moneys are withdrawn from any of the Accounts other than in accordance with clause 14; or”;

3.1.6	by deleting in clause 14.2 of the Principal Agreement the words “provided that the amount standing to the credit of the relevant Operating Account will after such withdrawal be no less than $500,000,”;

3.1.7	by amending the words “Operating Accounts” in the heading of clause 14 of the Principal Agreement to read “Accounts” and by amending in the same manner the Table of Contents of the Principal Agreement;

3.1.8	by deleting clause 14.4 of the Principal Agreement and by inserting in its place the following new clause 14.4:

14.4	Pledging of Accounts

Each Account and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the relevant Account Pledge.”; and

3.1.9	by adding the following new clauses 14.5 and 14.6:

“14.5	Minimum Liquidity Accounts: withdrawals

Unless the Bank otherwise agrees in writing, neither Borrower shall be entitled to withdraw any moneys from its Minimum Liquidity Account at any time from the date of this Agreement.

14.6	Application of Minimum Liquidity Accounts

At any time after the occurrence of an Event of Default, the Bank may, without notice to the Borrowers, apply all moneys then standing to the credit of the Minimum Liquidity Accounts (or either of them) (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Bank under the Security Documents in the manner specified in clause 13.1.”.

3.2	Amendments to the Principal Corporate Guarantee

The Principal Corporate Guarantee shall with effect on and from the Effective Date, be (and is hereby) amended (and the Principal Corporate Guarantee (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended).

3.3	by deleting paragraph 2 of Schedule 1 in its entirety and by inserting in its place the following new paragraph 2:

“(a)	the amount standing to the credit of the Artful Minimum Liquidity Account is $[—], versus the required minimum amount of $500,000; and

(b)	the amount standing to the credit of the Longevity Minimum Liquidity Account is $[—], versus the required minimum amount of $500,000.”.

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3.4	Continued force and effect

Save as amended by this Agreement, the provisions of each of the Existing Documents and the other Security Documents shall continue in full force and effect and each of the Existing Documents and this Agreement shall be read and construed as one instrument.

4	Representations and warranties

4.1	Primary representations and warranties

Each of the Relevant Parties represent and warrant to the Bank that:

4.1.1	Existing representations and warranties

the representations and warranties set out in clause 7 of the Principal Agreement, clause 4 of the Principal Guarantee and clause 4 of each Manager’s Undertaking were true and correct on the date of the relevant document and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date;

4.1.2	Corporate power

it has power to execute, deliver and perform its obligations under each Relevant Document to which it is or will become, a party; all necessary corporate, shareholder and other action has been taken by it to authorise the execution, delivery and performance of each Relevant Document to which it is or will become, a party;

4.1.3	Binding obligations

this Agreement and the other Relevant Documents to which it is, or will become, a party constitute its valid and legally binding obligations enforceable in accordance with its terms;

4.1.4	No conflict with other obligations

the execution, delivery and performance of each Relevant Document to which it is, or will become, a party by such Relevant Party will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which such Relevant Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which such Relevant Party is subject or by which it or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of such Relevant Party or (iv) result in the creation or imposition of or oblige such Relevant Party to create any Encumbrance on any of its undertakings, assets, rights or revenues;

4.1.5	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of each Relevant Document to which it is, or will become, a party that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to such Relevant Document and each Relevant Document to which it is, or will become, a party is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

4.1.6	Choice of law

the choice of English law to govern this Agreement, the choice of German law to govern the Minimum Liquidity Account Pledge to which such Relevant Party is, or will become, a party to and the submission by such Relevant Party to the non-exclusive jurisdiction of the English courts are valid and binding; and

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4.1.7	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by such Relevant Party in connection with the execution, delivery, validity, enforceability or admissibility in evidence of each Relevant Document to which it is, or will become, a party or the performance by such Relevant Party of its obligations under each Relevant Document to which it is, or will become, a party has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2	Repetition of representations and warranties

Each of the representations and warranties contained in clause 4.1 of this Agreement and clause 7 of the Principal Agreement, clause 4 of the Principal Guarantee and clause 4 of each Manager’s Undertaking shall be deemed to be repeated by each Relevant Party (in respect of each document that each is a party to) on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5	Conditions

5.1	Documents and evidence

The agreement of the Bank referred to in clause 2 shall be subject to the receipt by the Bank or its duly authorised representative of the documents and evidence specified in schedule 1 in form and substance satisfactory to the Bank.

5.2	General conditions precedent

The agreement of the Bank referred to in clause 2 shall be further subject to:

5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and

5.2.2	no Default having occurred and continuing at the time of the Effective Date.

5.3	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part with or without conditions.

6	Relevant Parties’ Confirmation

Each of the Relevant Parties acknowledges and agrees, for the avoidance of doubt, that:

6.1	each of the Security Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement and the Principal Guarantee by this Agreement; and

6.2	with effect from the Effective Date, references to “the Agreement” or “the Loan Agreement” or “the Corporate Guarantee” in any of the other Security Documents to which it is a party shall henceforth be references to the Principal Agreement and the Principal Corporate Guarantee as each is amended and/or supplemented by this Agreement and as from time to time hereafter amended and/or supplemented and shall also be deemed to include the obligations of the Borrowers hereunder.

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7	Expenses

7.1	Expenses

The Borrowers agree to pay to the Bank on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Bank:

7.1.1	in connection with the negotiation, preparation, execution and, where relevant, registration of the Relevant Documents and of any amendment or extension of, or the granting of any waiver or consent under, any of the Relevant Documents; and

7.1.2

in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under any of the Relevant Documents or otherwise in respect of the monies owing and obligations incurred under any of the Relevant Documents, together with interest at the rate referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgement).

7.2	Value Added Tax

All expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.

7.3	Stamp and other duties

The Borrowers agree to pay to the Bank on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with any of the Relevant Documents and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

8	Miscellaneous and notices

8.1	Notices

Every notice, request, demand or other communication under this Agreement shall:

8.1.1	be in writing, delivered personally or by first-class prepaid letter (airmail if available) or telefax or other means of telecommunication in permanent written form;

8.1.2	be deemed to have been received, in the case of a letter, when delivered personally or three (3) days after it has been put into the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or, if the time of despatch is after the close of business in the country of the addressee, it shall be deemed to have been received at the opening of business on the next such business day); and

8.1.3	be sent:

(a)	if to the Relevant Parties or any of them:

c/o Globus Shipmanagement Corp.

128 Vouliagmenis Avenue

166 74 Glyfada

Greece

Fax No:      +30 210 960 8352

Attn:          Mr George Karageorgiou

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(b)	if to the Bank at:

For credit matters:

DVB Bank SE, Frankfurt

Platz der Republik 6

D-60325 Frankfurt am Main

Federal Republic of Germany

Fax No:                  +49 69 9750 4526

Attention:                LAM Frankfurt

with a copy to:

DVB Bank SE

Representative Office Greece

95 Akti Miaouli

185 38 Piraeus

Greece

Fax No: +30 210 455 7420

Attention: Dry Bulk Group

For Loan Administration Matters:

DVB Bank SE

Park House

6th Floor

16-18 Finsbury Circus

London EC2M 7EB

England

Fax No:                   + 44 207 256 4352

Attention:                 LAM London

8.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

8.3	Relevant Parties’ obligations

Each of the Relevant Parties being party to this Agreement agrees and consents to be bound by this Agreement notwithstanding that any of the other Relevant Party which was intended to sign or be bound may not do so or be effectually bound and notwithstanding that this Agreement may be invalid or unenforceable against any of the other Relevant Parties whether or not the deficiency is known to the Bank. The Bank shall be at liberty to release any of the Relevant Parties from this Agreement and to compound with or otherwise vary the liability or to grant time and indulgence to make other arrangements with any of the Relevant Parties without prejudicing or affecting the rights and remedies of the Bank against the other Relevant Parties.

9	Applicable law

9.1	Law

This Agreement and any non-contractual obligations connected with it are governed by, and shall be construed in accordance with, English law.

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9.2	Submission to jurisdiction

Each of the Relevant Parties agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement (including any legal action or proceedings arising out of or in connection with any non-contractual obligations connected with it) against any of its assets may be brought in the English courts. Each of the Relevant Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Messrs Saville & Co at present of One Carey Lane, EC2V 8AE, London, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against any of the Relevant Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in anyone or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. Each of the Relevant Parties further agrees that only the courts of England and not those of any other state shall have jurisdiction to determine any claim which any of the Relevant Parties may have against the Bank arising out of or in connection with this Agreement and/or any non-contractual obligations connected with it.

9.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed as a deed on the date first above written.

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Schedule 1

Documents and evidence required as conditions precedent

(referred to in clause 5.1)

1	Minimum Liquidity Accounts

Evidence that each Minimum Liquidity Account has been opened, pledged and that at least $500,000 have been deposited in each account;

2	Minimum Liquidity Account Pledges

the Minimum Liquidity Account Pledges, each duly executed;

3	English process agent

a letter from each Relevant Party’s agent for receipt of service of proceedings accepting its appointment under this Agreement as such Relevant Party’s process agent;

4	German process agent

a letter from the Borrowers’ agent for receipt of service of proceedings accepting its appointment under the Minimum Liquidity Account Pledges as such Borrowers’ process agent; and

5	Other matters

such other matters or favourable opinions as the Bank may require.

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EXECUTED as a DEED	)
by Elias Deftereos	)
for and on behalf of	)	/s/ Elias Deftereos
ARTFUL SHIPHOLDING S.A.	)	Attorney-in-fact
in the presence of:	)

/s/ Evangelia Platsidaki
Witness
Name:	Evangelia Platsidaki
Address:	Norton Rose LLP – Athens
Occupation:	Solicitor

EXECUTED as a DEED	)
by Elias Deftereos	)
for and on behalf of	)	/s/ Elias Deftereos
LONGEVITY MARITIME LIMITED	)	Attorney-in-fact
in the presence of:	)

/s/ Evangelia Platsidaki
Witness
Name:	Evangelia Platsidaki
Address:	Norton Rose LLP – Athens
Occupation:	Solicitor

EXECUTED as a DEED	)
by Elias Deftereos	)
for and on behalf of	)	/s/ Elias Deftereos
GLOBUS MARITIME LIMITED	)	Attorney-in-fact
in the presence of:	)

/s/ Evangelia Platsidaki
Witness
Name:	Evangelia Platsidaki
Address:	Norton Rose LLP – Athens
Occupation:	Solicitor

EXECUTED as a DEED	)
by Elias Deftereos	)
for and on behalf of	)	/s/ Elias Deftereos
GLOBUS SHIPMANAGEMENT CORP.	)	Attorney-in-fact
in the presence of:	)

/s/ Evangelia Platsidaki
Witness
Name:	Evangelia Platsidaki
Address:	Norton Rose LLP – Athens
Occupation:	Solicitor

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EXECUTED as a DEED	)
by Pinelopi-Anna Milion	)
for and on behalf of	)	/s/ Pinelopi-Anna Milion
DVB BANK SE	)	Attorney-in-fact
in the presence of:	)

/s/ Evangelia Platsidaki
Witness
Name:	Evangelia Platsidaki
Address:	Norton Rose LLP – Athens
Occupation:	Solicitor

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